Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
As of the date of the Annual Report on Form 10-K of which this Exhibit is a part, Squarespace, Inc. (“we,” “our” or “us”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock, par value $0.0001 per share.
The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, our registration rights agreement and our voting and support agreement, copies of which are exhibits to our Annual Report on Form 10-K.
General
Our authorized capital stock consists of:
•1,000,000,000 shares of Class A common stock, par value $0.0001 per share;
•100,000,000 shares of Class B common stock, par value $0.0001 per share;
•1,000,000,000 shares of Class C common stock, par value $0.0001 per share; and
•100,000,000 shares of preferred stock, par value $0.0001 per share.
Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without stockholder approval except as required by the listing standards of the New York Stock Exchange (the “NYSE”), to issue additional shares of our capital stock.
Common Stock
We have three classes of authorized common stock: Class A common stock, Class B common stock and Class C common stock. The rights of the holders of Class A common stock, Class B common stock and Class C Common Stock are identical, except with respect to voting, conversion and transfer rights.
Voting rights
Shares of our Class A common stock are entitled to one vote per share, shares of our Class B common stock are entitled to ten votes per share and shares of our Class C common stock have no voting rights. The holders of our Class A common stock and the holders of our Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or holders of our Class B common stock to vote separately in the following circumstances:
•if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that would affect its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our amended and restated certificate of incorporation provides that stockholders are not entitled to cumulative voting for the election of directors. As a result, the holders of a majority of our voting power can elect all of the directors then standing for election.

Conversion and transfer
Each outstanding share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our amended and restated certificate of incorporation. Each share of our Class B common stock will also convert automatically into one share of our Class A common stock on the earliest to occur of (a) the first date on which the then outstanding shares of our Class B common stock held by our Founder and Chief Executive Officer, Anthony Casalena, and his permitted transferees represent less than seven percent of the aggregate number of outstanding shares of our Class A common stock and Class B common stock, (b) the date specified by the holders of a majority of the outstanding shares of Class B common stock or (c) the date of our Founder’s death or disability. Once converted into Class A common stock, the Class B common stock may not be reissued.
Shares of our Class C common stock are not convertible into any other shares of our capital stock.
Economic rights
Dividends. Any dividend or distribution paid or payable to the holders of shares of Class A common stock, Class B common stock and Class C common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of stock treated adversely, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock, Class B common stock or Class C common stock (or rights to acquire shares of Class A common stock, Class B common stock or Class C common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock), holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock) and holders of Class C common stock shall receive Class C common stock (or rights to acquire shares of Class C common stock).
Liquidation. In the event of our liquidation, dissolution or winding-up and upon the completion of the distributions required with respect to any series of preferred stock that may then be outstanding, our remaining assets legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A common stock, Class B common stock and Class C common stock.
Change of Control Transactions. In the event of certain mergers, consolidations, business combinations or other similar transactions, shares of our Class A common stock, Class B common stock or Class C common stock will be treated equally, identically and will share ratably, on a per share basis, in any consideration related to such transaction, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class C common stock, each voting separately as a class. In the event that the holders of shares of Class A common stock, Class B common stock or Class C common stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such transaction, the foregoing will be satisfied if holders of shares of Class A common stock, the holders of Class B common stock and the holders of shares of Class C common stock are granted identical election rights.
Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock, Class B common stock or Class C common stock, then the outstanding shares of the other class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class C common stock, each voting separately as a class.

Class C Common Stock
Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without stockholder approval except as required by the listing standards of the NYSE, to issue shares of our Class C common stock. We may issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, dividends and equity incentives to our employees, consultants and directors, and the Class C common stock provides us with the flexibility to do so without diluting the existing voting power of our outstanding Class A common stock and Class B common stock. Because the Class C common stock carries no voting rights, is not convertible into any other capital stock, and is not listed for trading on an exchange or registered for sale with the Securities and Exchange Commission, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class C common stock for trading and register shares of Class C common stock for sale. In addition, because our Class C common stock carries no voting rights and is not counted when determining whether the seven percent ownership threshold related to automatic conversion of the Class B common stock is met, if we issue shares of Class C common stock in the future, the holders of our Class B common stock, including our Founder and Chief Executive Officer, may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions.
No preemptive or similar rights
Holders of shares of our common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to our common stock.
Fully paid and non-assessable
Outstanding shares of our Class A common stock are fully paid and non-assessable.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval, unless required by law or by any stock exchange. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.
Choice of Forum
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders; (iii) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents arising out of or relating to any provision of the Delaware General Corporation Law (the “DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation also provides that the federal district courts of the United States of

America is, to the fullest extent permitted by law, the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).
Anti-Takeover Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Multi-class stock
Our amended and restated certificate of incorporation provides for a multi-class common stock structure, which provides holders of our Class B common stock with the ability to control the outcome of matters requiring stockholder approval, even if such holders own significantly less than a majority of the shares of our outstanding common stock.
Stockholder action and special meetings of stockholders
Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by our stockholders. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
Advance notice requirements for stockholder proposals and director nominations
Our amended and restated bylaws provides advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Supermajority requirements for amendments of our amended and restated certificate of incorporation and amended and restated bylaws
Certain amendments to our amended and restated certificate of incorporation and our amended and restated bylaws require the approval of 66 2∕3% of the outstanding voting power of our capital stock.
Authorized but unissued shares
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the DGCL
We are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with an “interested stockholder.” In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:
•the business combination takes place more than three years after the interested stockholder became an “interested stockholder”;
•our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding, other than statutorily excluded shares of common stock; or
•on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Limitation on Liability of Directors and Indemnification
Our amended and restated certificate of incorporation provides that our directors are not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the DGCL, as may be amended, or for liability:
•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•pursuant to Section 174 of the DGCL; or
•for any transaction from which the director derived an improper personal benefit.
Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
Registration Rights
Certain holders of our capital stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our registration rights agreement. We and certain holders of our capital stock are parties to the registration rights agreement. The registration rights agreement will terminate (i) on May 10, 2026 or (ii) with respect to any particular stockholder, when such stockholder holds 2% or less of the company’s outstanding common stock and is able to sell all of its shares pursuant to Rule 144 of the Securities Act during any three month period. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights
Certain holders of shares of our Class A common stock are entitled to certain demand registration rights. The holders of at least 7,200,000 shares of registrable securities can request that we register the offer and sale of their shares. Such request for registration must cover securities the anticipated aggregate offering price of which is at least

$20,000,000, net of any underwriters’ discounts or commissions. We are obligated to effect up to two such registrations from entities affiliated with General Atlantic, up to one such registration from entities affiliated with Index and up to one such registration from entities affiliated with Accel. We will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effectiveness of, a registration statement relating to the public offering of our common stock.
Piggyback Registration Rights
Certain holders of shares of our Class A common stock are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration relating solely to the sale of securities of participants in a company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of such shares or (iv) a registration in which the only shares being registered are shares issuable upon conversion of debt securities that are also being registered, the holders of such shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
S-3 Registration Rights
Certain holders of shares of our Class A common stock are entitled to certain Form S-3 registration rights. The holders of at least 7,200,000 shares of registrable securities or investors holding at least 20% of the registrable securities then outstanding and held by such investors may make a request that we register the offer and sale of their shares on a registration statement on Form S-3, if we are eligible to file a registration statement on Form S-3 and so long as the request covers securities the anticipated aggregate public offering price of which is at least $5,000,000, net of any underwriters’ discounts or commissions. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request.
Following the effectiveness of a Form S-3, the holders of at least 7,200,000 shares of registrable securities or investors holding at least 20% of the registrable securities then outstanding and held by such investors may make a request that we initiate an offering or sale of all or part of their registrable securities pursuant to a shelf take-down, so long as the request covers securities the anticipated aggregate public offering price of which is at least $5,000,000, net of any underwriters’ discounts or commissions.
Voting and Support Agreement
Our Founder and Chief Executive Officer, Anthony Casalena, certain entities affiliated with our Founder, certain entities affiliated with General Atlantic and the company entered into a voting and support agreement. Pursuant to the voting and support agreement, the company will include one director nominated by General Atlantic on the slate of nominees recommended by the board and use commercially reasonable best efforts to cause such nominee to be elected to the board prior to our third annual meeting as a public company. Our Founder and certain entities affiliated with our Founder are obligated to vote the shares of Class A common stock and Class B common stock held by our Founder and certain entities affiliated with our Founder for one director nominated by General Atlantic at a regular or special meeting of stockholders called for the purpose of the election or removal of directors of the board. The obligations of our Founder and certain entities affiliated with our Founder will terminate upon the earliest to occur of (i) such time that General Atlantic elects to terminate its rights, (ii) such time General Atlantic ceases to own 9,772,914 shares of our common stock, (iii) immediately prior to our third annual meeting as a public company or (iv) immediately prior to the consummation of certain change of control transactions.
If the voting and support agreement has not otherwise terminated, to the fullest extent permitted by law, the company will include one director nominated by General Atlantic on the slate of nominees recommended by the board commencing with our third annual meeting as a public company. If the director nominated by General Atlantic is not elected to serve on the board, the company will invite such nominee to attend all meetings of the board of directors in a nonvoting observer capacity. The obligations of the company will terminate upon the earliest to occur of (i) such time that General Atlantic elects to terminate its rights, (ii) such time General Atlantic ceases to own 9,772,914 shares of common stock or (iii) immediately prior to the consummation of certain change of control transactions.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (866) 779-6659.
Listing
Our Class A common stock is listed on the NYSE under the symbol “SQSP.”